As filed with the U.S. Securities and Exchange Commission on October 19, 2017
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MongoDB, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	26-1463205
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

229 W. 43rd Street, 5th Floor
New York, NY 10036

646-727-4092

(Address of principal executive offices) (Zip code)

MongoDB, Inc. 2008 Stock Plan

MongoDB, Inc. 2016 Equity Incentive Plan

MongoDB, Inc. 2017 Employee Stock Purchase Plan

(Full titles of the plans)

Dev Ittycheria

President and Chief Executive Officer

MongoDB, Inc.

229 W. 43rd Street, 5th Floor

New York, NY 10036

646-727-4092

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Babak Yaghmaie
Eric Jensen
Nicole Brookshire
Cooley LLP
1114 Avenue of the Americas
New York, NY 10036
212-479-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.001 per share
— 2016 Equity Incentive Plan	8,500,446	(2)(3)	$9.80 - $24.00	(8)	$154,712,181	$19,263
— 2017 Employee Stock Purchase Plan	995,000	(4)(5)	$20.40	(9)	$20,298,000	$2,528
— 2008 Stock Plan	9,193,594	(6)	$—	(10)	$—	$—
Class B Common Stock, par value $0.001 per share
— 2008 Stock Plan	9,193,594	(7)	$6.42	(11)	$59,022,874	$7,349
Total	27,882,634				$234,033,055	$29,140

(1)                                  Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Class A or Class B common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A or Class B common stock, as applicable.

(2)                                  Represents (i) 3,496,727 shares of Class A common stock reserved for issuance pursuant to stock options and restricted stock unit awards outstanding under the Registrant’s 2016 Equity Incentive Plan (as amended, the “2016 Plan”) and (ii) 5,003,719 shares reserved for future issuance under the 2016 Plan.  To the extent that any stock options outstanding under the Registrant’s 2008 Stock Plan (the “2008 Plan”) expire or are terminated prior to exercise, the shares of Class B common stock reserved for issuance upon the exercise of such stock options will become available for issuance as shares of Class A common stock under the 2016 Plan.  See footnote 7 below.

(3)                                  The number of shares of Class A common stock reserved for issuance under the 2016 Plan will automatically increase on February 1st of each calendar year, starting on February 1, 2018 and ending on and including February 1, 2027, in an amount equal to the lesser of (a) 5% of the total number of shares of the Registrant’s capital stock outstanding on the last day of the fiscal year prior to the date of such automatic increase and (b) a number of shares determined by the Registrant’s board of directors.

(4)                                  Represents shares of Class A common stock reserved for future issuance under the Registrant’s 2017 Employee Stock Purchase Plan (the “2017 ESPP”).

(5)                                  The number of shares of Class A common stock reserved for issuance under the 2017 ESPP will automatically increase on February 1st of each calendar year, starting on February 1, 2018 and ending on and including February 1, 2027, in an amount equal to the lesser of (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on the last day of the fiscal year prior to the date of such automatic increase, (b) 995,000 shares and (c) a number of shares determined by the Registrant’s board of directors.

(6)                                  Represents shares of Class A common stock issuable upon conversion of Class B common stock underlying options outstanding under the 2008 Plan as of the date of this Registration Statement.

(7)                                  Represents shares of Class B common stock reserved for issuance pursuant to stock options outstanding under the 2008 Plan as of the date of this Registration Statement. To the extent that any such stock options expire or are terminated prior to exercise, the shares of Class B common stock reserved for issuance pursuant to such stock options will become available for issuance as shares of Class A common stock under the 2016 Plan.  See footnote 2 above.

(8)                                  Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of (a) the weighted-average exercise price of $9.80 for 3,471,727 shares reserved for issuance pursuant to stock options outstanding under the 2016 Plan and (b) the initial public offering price of $24.00 per share of Class A common stock as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-220557) declared effective on October 18, 2017 (the “S-1 Registration Statement”) for 25,000 restricted stock unit awards outstanding under the 2016 Plan and 5,003,719 shares reserved for future issuance under the 2016 Plan.

(9)                                  Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $24.00 per share of Class A common stock as set forth in the S-1 Registration Statement multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2017 ESPP.

(10)                            Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B common stock.

(11)                            Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted pursuant to the 2008 Plan.

PART II

ITEM 3.                                                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by MongoDB, Inc. (the “Registrant”) with the U.S. Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)         The Registrant’s prospectus filed on October 19, 2017 pursuant to Rule 424(b) under the Securities Act relating to the S-1 Registration Statement, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)         The description of the Registrant’s Class A common stock, which is contained in a registration statement on Form 8-A filed on October 10, 2017 (File No. 001-38240) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c)          All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.                                                DESCRIPTION OF SECURITIES

See the description of the Registrant’s Class A and Class B common stock contained in the S-1 Registration Statement.

ITEM 5.                                                INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.                                                INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation that will be in effect upon the closing of the initial public offering permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws that will be in effect upon the closing of the initial public offering provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his or her capacity as such.

ITEM 7.                                                EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.                                                EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Tenth Amended and Restated Certificate of Incorporation of the Registrant as amended and as currently in effect	S-1	333-220557	3.1	October 6, 2017
4.2	Form of Amended and Restated Certificate of Incorporation of the Registrant to be effective upon closing of the Registrant’s initial public offering	S-1	333-220557	3.2	September 21, 2017
4.3	Bylaws of the Registrant, as amended and as currently in effect	S-1	333-220557	3.4	September 21, 2017
4.4	Form of Amended and Restated Bylaws of the Registrant to be effective upon closing of the Registrant’s initial public offering	S-1	333-220557	3.4	September 21, 2017
4.5	Form of Class A common stock certificate of the Registrant	S-1	333-220557	4.1	October 6, 2017
5.1*	Opinion of Cooley LLP.
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2*	Consent of Cooley LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Form S-8)
99.1	2008 Stock Incentive Plan and Forms of Option Agreement and Exercise Notice thereunder, as amended to date	S-1	333-220557	10.1	September 21, 2017
99.2	Amended and Restated 2016 Equity Incentive Plan and Forms of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice thereunder	S-1	333-220557	10.2	October 6, 2017
99.3	2016 China Stock Appreciation Rights Plan and Form of China Stock Appreciation Rights Award Agreement	S-1	333-220557	10.3	October 6, 2017
99.4	2017 Employee Stock Purchase Plan.	S-1	333-220557	10.4	October 6, 2017

*  Filed herewith

ITEM 9.                                                UNDERTAKINGS

1.                                      The undersigned registrant hereby undertakes:

(a)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)         That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                             Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.                                      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 19th day of October 2017.

MONGODB, INC.

By:	/s/ Dev Ittycheria
Dev Ittycheria
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dev Ittycheria and Michael Gordon, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dev Ittycheria	President, Chief Executive Officer and Director	October 19, 2017
Dev Ittycheria	(Principal Executive Officer)

/s/ Michael Gordon	Chief Financial Officer	October 19, 2017
Michael Gordon	(Principal Financial Officer)

/s/ Thomas Bull	Corporate Controller	October 19, 2017
Thomas Bull	(Principal Accounting Officer)

/s/ Kevin P. Ryan	Director	October 19, 2017
Kevin P. Ryan

/s/ Roelof Botha	Director	October 19, 2017
Roelof Botha

/s/ Hope Cochran	Director	October 19, 2017
Hope Cochran

/s/ Charles M. Hazard, Jr.	Director	October 19, 2017
Charles M. Hazard, Jr.

/s/ Eliot Horowitz	Director	October 19, 2017
Eliot Horowitz

/s/ Tom Killalea	Director	October 19, 2017
Tom Killalea

/s/ John McMahon	Director	October 19, 2017
John McMahon